Exhibit 99.1

EV Energy Partners to Acquire Oil and Gas Properties in Louisiana, Oklahoma and Texas

HOUSTON, Nov 13, 2006 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has signed agreements to acquire oil and gas properties in North Louisiana, East Texas, Western Oklahoma and West Texas for $28.5 million from investment funds of Five States Energy Company, LLC, of Dallas.

Both acquisitions, which are expected to close during the second half of December 2006, are subject to customary closing conditions and purchase price adjustments, but neither is conditioned on the closing of the other transaction.

The properties to be acquired consist of 273 wells, have estimated proved reserves as of Oct. 1, 2006, of 14.4 BCFE, of which 62 percent is natural gas, and a reserves-to-production ratio of 13.6 years. Net daily production is approximately 3.1 MMCFE.

"Our first acquisitions following EVEP's IPO are an excellent fit with our existing assets," said John. B. Walker, Chairman and CEO. "This is long-lived production in areas where EnerVest, which acts as contract operator for our properties, has existing operations. We expect the acquisitions to be accretive immediately to distributable cash flow per unit and to enhance our ability to provide stability and growth in distributions to our unitholders."

EVEP will finance the acquisitions with borrowings under its existing credit facility, and, consistent with its strategy of hedging a significant percentage of its production, intends to enter into arrangements to hedge a substantial portion of the acquired production volumes at closing.

Management is reviewing with the Board of Directors the appropriate level of future cash distributions and after closing of the transactions anticipates recommending an increase in the quarterly distribution rate beginning with the distribution for the first full quarter following closing.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P.
Michael E. Mercer, 713-651-1144